Exhibit 1.1

FIRST AMENDMENT TO UNDERWRITING AGREEMENT

This First Amendment to Underwriting Agreement (this “Amendment”) is made and entered into as of August 14, 2026, by and among Pinnacle Acquisition Corporation, a Cayman Islands exempted company (the “Company”), and Santander US Capital Markets LLC, as representative (the “Representative”) of the several underwriters named in Schedule I to the Underwriting Agreement referred to below (collectively, the “Underwriters”).

RECITALS

WHEREAS, the Company and the Representative, on behalf of itself and the several Underwriters, entered into that certain Underwriting Agreement, dated August 6, 2026 (the “Underwriting Agreement”), relating to the offer and sale of 20,000,000 Units of the Company, plus up to 3,000,000 additional Units subject to the Underwriters’ over-allotment option (the “Offering”);

WHEREAS, Section 3(c) of the Underwriting Agreement provides for a deferred discount of $0.30 per Unit, or $6,000,000 in the aggregate (or up to $6,900,000 in the aggregate if the Underwriters purchase the Optional Securities in full), purchased under the Underwriting Agreement (the “Deferred Discount”);

WHEREAS, Steven K. Hudson and AVR Capital Holdings, LLC, an affiliate of Andrew Rechtschaffen, are co-managing members of PAC Sponsor, LLC, the sponsor of the Company (the “Sponsor”), and purchased, in the aggregate, 2,250,000 Units in the Offering (the “Managing Member Units”); and

WHEREAS, the Company and the Representative desire to amend the Underwriting Agreement to provide that the Deferred Discount shall not apply to, and shall not be payable in respect of, the Managing Member Units, as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Section 3(c).

Section 3(c) of the Underwriting Agreement is hereby to delete Section 3(c) in its entirety and replace it with the following:

“In addition to the amounts set forth in Section 3(a) of this Agreement representing a portion of the underwriting commission of $0.0125 per unit, the Company hereby agrees to pay to the Underwriters a deferred discount of $0.30 per Unit purchased hereunder, including the Optional Securities (the “Deferred Discount”); provided that such amount shall be subject to pro-rata reduction based on the number of Ordinary Shares redeemed by our Public Shareholders (as defined below) in connection with an initial Business Combination and in accordance with the redemption rights provided for in the Company’s Amended and Restated Memorandum and Articles of Association; and further provided that the Deferred Discount shall not accrue or be payable with respect to the aggregate of 2,250,000 Units purchased in the Offering by Steven K. Hudson and AVR Capital Holdings, LLC, an affiliate of Andrew Rechtschaffen, each a co-managing member of the Sponsor (or their respective permitted transferees) (such Units, the “Managing Member Units”), and the aggregate amount of the Deferred Discount otherwise payable pursuant to this Section 3(c) shall be reduced by $0.30 per Managing Member Unit, or $675,000 in the aggregate. As a result, and without duplication of the pro rata reduction described in the proviso above, the maximum Deferred Discount payable pursuant to this Section 3(c) shall be $5,325,000 in the aggregate (or up to $6,225,000 in the aggregate if the Underwriters purchase the Optional Securities). The Deferred Discount shall be paid to the Underwriters in the following amounts: Santander US Capital Markets LLC shall receive 40% of the Deferred Discount; CIBC World Markets Corp. shall receive 25% of the Deferred Discount; and 35% of the Deferred Discount shall be payable to any one or more FINRA members, which may or may not include the Underwriters, at the sole and absolute discretion of the Company. Any portion of the Deferred Discount payable to the Representative as determined by the Company in accordance with the foregoing sentence will be paid directly to the Representative, on behalf of the Underwriters, by the Trustee from amounts on deposit in the Trust Account by wire transfer payable in same-day funds if and when the Company consummates its initial Business Combination. The Underwriters hereby agree that if no Business Combination is consummated within the time period provided in the Trust Agreement, as may be amended, and the funds held in the Trust Account are distributed to the holders of the Ordinary Shares included in the Offered Securities sold pursuant to this Agreement (the “Public Shareholders”), (i) the Underwriters will forfeit any rights or claims to the Deferred Discount and (ii) the Trustee under the Trust Agreement, as may be amended, is authorized to distribute the Deferred Discount to the Public Shareholders on a pro rata basis.”

2. No Other Amendment.

Except as expressly amended by this Amendment, the Underwriting Agreement remains unchanged and in full force and effect, and is hereby ratified and confirmed in all respects. All references in the Underwriting Agreement to “this Agreement” shall be deemed to refer to the Underwriting Agreement as amended by this Amendment.

3. Miscellaneous.

This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles thereof. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

PINNACLE ACQUISITION CORPORATION

By:	/s/ Jack Schneider
Name:	Jack Schneider
Title:	Chief Financial Officer

SANTANDER US CAPITAL MARKETS LLC
as Representative of the several Underwriters

By:	/s/ Ryan Kelley
Name:	Ryan Kelley
Title:	Managing Director

By:	/s/ Molly Deale Kramer
Name:	Molly Deale Kramer
Title:	Executive Director

CIBC WORLD MARKETS CORP.
as Underwriter

By:	/s/ Gregory M. Ogborn
Name:	Gregory M. Ogborn
Title:	Managing Director

[Signature Page to the First Amendment to Underwriting Agreement]

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